Exhibit 10.14

Independent Contractor Agreement

This Independent Contractor’s Agreement (“Agreement”) is made this May 14, 2007 by and between IMPCO Technologies, Inc., a Delaware corporation (“Corporation”), having a place of business at 3030 South Susan Street, Santa Ana, CA 92704 and Brad Garner, an Independent Contractor, (“Contractor”), having a place of business at 4945 Via La Granja, Yorba Linda, CA 92886 in consideration of the mutual promises made herein, as follows:

Article 1

Term of Agreement

This Agreement will become effective on May 14, 2007 and will continue for three (3) months from the date of signed Agreement.

Article 2

Services to be Performed by Contractor

2.1	Specific Services. Contractor agrees to perform consulting services to ensure a smooth transition of executive duties.

2.2	Method of Performing Services. Contractor will determine the method, details, and means of performing the above described services.

Article 3

Compensation

3.1	Compensation. In consideration for the services to be performed by Contractor, Corporation agrees to pay Contractor the sum of $31,500.

3.2	Date of Payment of Compensation. For services rendered under this Agreement, Corporation agrees to pay Contractor the sum set form in Section 3.1 of this Agreement at a rate of $10,500 per month payable within 15 days from the date of approved invoice.

Article 4

Obligations of Contractor

4.1	Minimum Amount of Service. Contractor agrees to devote the time required to ensure the executive duties are transitioned to the acting executive. Contractor may represent, perform services for, and be employed by such additional clients, persons, or companies as Contractor, in Contractor’s sole discretion, sees fit.

4.2	Locations at Which Services May be Performed. Contractor agrees to perform the above described at a location as may be mutually agreed upon between Corporation and Contractor.

4.3	Tools and Instrumentalities. Contractor will supply all tools and instrumentalities required to perform the services under this Agreement. Corporation agrees to allow Contractor access to required Corporate information and computer data bases as may be required to allow Contractor to carry out services.

4.4	Workers’ Compensation. Contractor agrees to provide workers’ compensation insurance for Contractor’s employees and agents to hold harmless and indemnify Corporation for any and all claims arising out of any injury, disability, or death of any of Contractor’s employees or agents.

4.5	Limited Liability. Contractor will not liable to Corporation, or to anyone who may claim any right due to a relationship with Corporation, for any acts or omissions in the performance of services under the terms of this Agreement or on the part of employees or agents of Contractor unless such acts or omission are due to willful misconduct. Corporation will indemnify and hold Contractor free and harmless from any obligations, costs, claims, judgments, attorney’s fees, and attachments arising from, growing out of, or in any way connected with the services rendered to Corporation under the terms of this Agreement, unless Contractor is judged by a court of competent jurisdiction to be guilty of willful misconduct.

4.6	Assignment. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Contractor without the prior written consent of Corporation.

Article 5

Obligations of Corporation

5.1	Cooperation of Corporation. Corporation agrees to comply with all reasonable requests of Contractor (including access to all documents reasonably) necessary to the performance of Contractor’s duties under this Agreement.

5.2	Place of Work. Corporation agrees to furnish space on premises for use by Contractor if needed while performing the above described services.

5.3	Assignment. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Corporation without the prior written consent of Contractor.

Article 6

Termination of Agreement

6.1	Expiration of Agreement. Unless otherwise terminated as provided herein, this Agreement shall continue in force for three (3) months from the date of signed Agreement and shall thereupon terminate unless renewed in writing by both parties.

6.2	Termination on Occurrence of Stated Events. This Agreement shall terminate automatically on the occurrence of (1) bankruptcy or insolvency of either party, (2) sale of the business of either party; (3) death of the Contractor, or (4) assignment of this Agreement by either party without the express written consent of the other party.

6.3	Termination by Contractor for Default of Corporation. Should Corporation default in the performance of this Agreement or materially breach any of its provisions, Contractor, at Contractor’s option, may terminate this Agreement by giving written notification to Corporation.

6.4	Termination for Failure to Make Agreed Upon Payments. Should Corporation fail to pay Contractor all or any part of the compensation set forth in Paragraphs 3.1 and 3.2 of this Agreement on the due date, Contractor, at Contractor’s option, may terminate this Agreement if the failure is not remedied by Corporation within thirty (30) days from the date payment is due.

Article 7

General Provisions

7.1	Notices. Any notices to be given hereunder by either party to the other party may be effected either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change that address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of the date of actual receipt, mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

7.2	Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties hereto with respect to the rendering of services by Contractor to Corporation, and contains all of the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

7.3	Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

7.4	Payment of Money Due Deceased Contractor. If Contractor dies prior to the completion of this Agreement, any moneys that may be due Contractor from Corporation under this Agreement, as of the date of death shall be paid to Contractor’s executors, administrators, heirs, personal representatives, successors, and assigns.

7.5	Arbitration. Any controversy between the parties hereto involving the construction of application of any of the terms, covenants, or conditions of this Agreement will, on the written request of one party served on the other, be submitted to arbitration. The arbitration will comply with and be governed by the provisions of the California Arbitration Act, Sections 1280 through 12942.2 of the California Code of Civil Procedure.

The Parties each appoint one person to hear and determine the dispute and if they are unable to agree, then the two persons so chosen will select a third impartial arbitrator whose decision will of final and conclusive on both parties. The cost of arbitration will be borne in such proportions as the arbitrators decide.

7.6	Attorney Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

7.7	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Executed at Santa Ana, California, on the date and year first written above.

IMPCO Technologies, Inc.	Brad Garner

/s/ Mariano Costamagna	/s/ Brad Garner
BY: Mariano Costamagna	TITLE: Independent Contractor
TITLE: CEO
DATED: May 15, 2007	DATED: May 15, 2007

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